EXHIBIT 23.1
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                          CONSENT OF KPMG LLP




The Board of Directors
LaSalle Partners Incorporated:


We consent to the use of our report dated February 16, 1998 with respect to the financial statements of LaSalle Partners Incorporated as of December 31, 1997 and 1996 and for the three-year period ended December 31, 1997 and our report dated September 21, 1998, except for note 12, which is as of October 31, 1998 with respect to the combined financial statements of the Compass Group as of December 31, 1997 and for the period from June 11, 1997 to December 31, 1997 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement of Form S-3.






/s/ KPMG
Chicago, Illinois
January 19, 1999